Exhibit 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), dated and effective May 7, 2009 ("Effective Date"), is entered into by and between (a) Utilimaster Holdings, Inc. ("Holdings") and Utilimaster Corporation ("Employer") and (b) John A. Forbes ("Employee").

Employer desires to employ Employee as Vice President and Chief Financial Officer pursuant to the terms and conditions set forth in this Agreement. Employee desires to accept such employment. Accordingly, Employer and Employee agree as follows:

1.   Title and Duties. Employer agrees to employ Employee as Vice President and Chief Financial Officer and Employee agrees to accept such employment and to perform the duties and responsibilities inherent in such positions and any other duties as may be assigned to Employee from time to time by the President and Chief Executive Officer or the Boards of Directors of Holdings and Employer (''Boards"). Employee shall perform the duties of these positions in a diligent and competent manner and on a full-time basis. Throughout Employee's employment with Employer, Employee shall (a) faithfully, competently and loyally serve Employer, (b) promote and serve the interests of Employer, (c) not render services or devote efforts, directly or indirectly, to any other person or organization without the prior written consent of the Boards, and (d) not engage in any activity that would interfere significantly with the faithful and loyal performance of Employee's duties under this Agreement.

2.     Term. Except as otherwise provided in this Agreement, Employee's employment with Employer shall commence on the Effective Date and continue for a term of 12 months ("Initial Term"). Following the Initial Term, Employee's employment will continue for successive one-year periods ("Renewal Term") unless either party terminates this Agreement in writing at least 30 days prior to the last day of the Initial Term or any Renewal Term, as applicable. Initial Term and Renewal Term, together, shall be referred to as "Term."

3.     Compensation and Other Benefits.

a.     Salary. Beginning on the Effective Date, Employee shall be paid an annual base salary of $195,000, less all deductions required by law or requested by Employee ("Base Salary"). Employee's Base Salary shall be paid as frequently and in the manner as salaries are paid to other executive employees of Employer, but in no event less frequently than monthly. Employee's Base Salary shall be subject to increases and decreases at the discretion of the Boards.

b.     Vacation and Holidays. Employee shall receive four weeks of paid vacation during each Term. Unused, earned vacation shall not carry over from one Term to the next. Upon termination of Employee's employment for any reason, Employer shall pay Employee for any unused, earned vacation days based upon Employee's then current annual Base Salary. Employee shall also be entitled to all of the holidays recognized by Employer generally.

c.    Business Expenses. Employer shall reimburse Employee for all reasonable business expenses incurred in performing services pursuant to this Agreement upon Employee's presentation to Employer on a timely basis documentation of such expenditures in accordance with Employer's policies in effect from time to time.

d.    Incentive  Bonuses. Employee shall be eligible to receive any bonuses Employer, in its sole discretion, provides to its executive employees.

e.    Equity. Employee will receive equity interest in Holdings pursuant to certain equity agreements ("Equity Agreements").

f.     Employee    Benefits. Employee shall be eligible to receive and/or participate in any other employee benefits, benefit plans, policies or programs Employer provides to its executive employees.

4.     Termination.

a.     Termination upon Death or Disability. Employee's employment under this Agreement shall automatically terminate upon Employee's (i) death, (ii) permanent inability to perform the essential functions of his job, with or without reasonable accommodation, as a result of physical or mental impairment, or (iii) inability to perform the essential functions of his job, with or without reasonable accommodation, for a period of 120 consecutive calendar days in any 180 calendar day period as the result of a physical or mental impairment, subject to applicable federal and state law. In the event of such termination, Employer shall pay to Employee (or his estate in the event of a termination as a result of Employee's death) within 30 days of the date of termination all of Employee's earned, but unpaid, Base Salary and all of Employee's earned, but unused, vacation days.

b.     Termination by Employer for Cause. Employer may terminate Employee's employment under this Agreement at any time for "Cause." For purposes of this Agreement, "Cause" means (i) any act or omission of fraud, dishonesty, theft or moral turpitude, (ii) conviction, or entry of a plea of guilty or nolo contendere to charges, of any felony, or (iii) the failure by Employee to perform the material duties under this Agreement for a period of 60 days, or the failure by Employee to take action necessary to correct his performance if such failure cannot be remedied within 60 days, after either or both of the Boards have made a written demand for performance that specifically identifies the manner in which Employee has failed to perform his material duties. In the event of a termination by Employer for Cause, Employer shall pay to Employee, within 30 days of the date of termination all of Employee's earned, but unpaid, Base Salary and all of Employee's earned, but unused, vacation days.

c.             Termination by Employer without Cause. Employer may terminate Employee's employment under this Agreement without Cause at any time upon thirty days' prior written notice to Employee. Non-renewal of this Agreement by Employer under paragraph 2 of this Agreement shall be deemed a termination without Cause. In the event of a termination by Employer without Cause, Employer shall pay to Employee within 30 days of the date of termination all of Employee's earned, but unpaid, Base Salary, and all of Employee's earned, but unused, vacation days. In addition, in the event of a termination by Employer without Cause, Employer shall provide Employee with the following severance benefits: (i) Employer shall pay to Employee an amount equal to 6 months of Employee's Base Salary, as of the date of termination, payable in equal installments on Employer's regularly scheduled paydays, as of the Effective Date, over the next 6 months immediately following the date of termination, (ii) Employer shall pay that portion of Employee's premiums attributable to maintaining Employee's insurance coverage under the Consolidated Omnibus Budget Reconciliation Act for a period of 6 months following the date of termination or until Employee becomes enrolled in other group health insurance, whichever occurs earlier, and (iii) Employer shall credit Employee with 6 additional months of "Service" calculated as of the date of termination for purposes of determining vesting under any Equity Agreement. Employee's entitlement to such severance benefits shall not be governed by any duty to mitigate by seeking further employment nor offset by any compensation Employee may receive from future employment.

d.     Termination by Employee for Good Reason. Employee may terminate his employment under this Agreement for "Good Reason." For purposes of this Agreement, "Good Reason" means if Employee terminates his employment within 30 days after the occurrence, without the express written consent of Employee, of any of the following:

(i)     The assignment to Employee of duties not materially comparable to Employee's then current duties or a change in Employee's title from the title set forth in paragraph 1 of this Agreement; provided, however, that Employer does not correct such assignment of duties or change in title within seven days after written notice;

(ii)     The requirement by Employer that Employee relocate his business location to a location more than fifty miles from Employer's executive offices as of the Effective Date;

(iii)     Any failure by Employer to comply with any of the material terms and conditions of this Agreement within 30 days after Employee has made a written demand that specifically identifies the manner in which Employer has failed to comply with the terms and conditions of this Agreement; or

(iv)     Any reduction in Employee's Base Salary as in effect prior to such reduction.

In the event Employee terminates his employment for Good Reason, Employer shall pay to Employee within 30 days of the date of termination all of Employee's earned, but unpaid, Base Salary, and all of Employee's earned, but unused, vacation days. In addition, in the event Employee terminates his employment for Good Reason, Employer shall provide Employee with the following severance benefits: (i) (i) Employer shall pay to Employee an amount equal to 6 months of Employee's Base Salary, as of the date of termination, payable in equal installments on Employer's regularly scheduled paydays, as of the Effective Date, over the next 6 months immediately following the date of termination, (ii) Employer shall pay that portion of Employee's premiums attributable to maintaining Employee's insurance coverage under the Consolidated Omnibus Budget Reconciliation Act for a period of 6 months following the date of termination or until Employee becomes enrolled in other group health insurance, whichever occurs earlier, and (iii) Employer shall credit Employee with 6 additional months of "Service" calculated as of the date of termination for purposes of determining vesting under any Equity Agreement. Employee's entitlement to such severance benefits shall not be governed by any duty to mitigate by seeking further employment nor offset by any compensation Employee may receive from future employment.

5.     Non-Competition Agreement and Confidentiality Agreement. Upon execution of this Agreement, Employee shall sign a non-competition agreement and confidentiality agreement (''Non-Compete Agreement").

6.       Miscellaneous Provisions.

a.     Withholdings and Deductions.     Notwithstanding anything to the contrary contained in this Agreement, all payments required to be made by Employer to Employee or his estate, as applicable, shall be subject to all withholdings and deductions required by law or requested by Employee.

b.     Entire Agreement. This Agreement sets forth the entire agreement between Employer and Employee with respect to the subject matter of this Agreement and fully supersedes all prior negotiations, representations and agreements, whether written or oral, between Employer and Employee with respect to the subject matter of this Agreement; provided, however, this Agreement does not supersede any Equity Agreement or Non-Compete Agreement which shall remain in full force and effect.

c.     Severability. The provisions of this Agreement are severable and shall be separately construed. If any of them is dete1mined to be unenforceable by any court, that determination shall not invalidate any other provision of this Agreement.

d.     Amendment and Waiver. This Agreement may not be modified, amended or waived in any manner except by a written document executed by Employer and Employee. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by such party of a provision of this Agreement.

e.    Successors and Assigns. This Agreement and the covenants herein shall extend to and inure to the benefit of the successors and assigns of Employer. Employer shall require any successor (whether by purchase, merger, consolidation or otherwise) to assume Employer's obligations under this Agreement. Failure of Employer to obtain such an assumption shall entitle Employee to terminate his employment under this Agreement for Good Reason.

f.     Governing Law and Forum. This Agreement shall be governed by and construed according to the internal laws of the State of Indiana, without regard to conflict of law principles. The parties further agree that any disputes arising under this Agreement and/or any action brought to enforce this Agreement may be brought in a state court of competent jurisdiction in Elkhart County, Indiana, or in the federal court for the Northern District of Indiana, and the parties consent to personal jurisdiction of such courts and waive any defense of forum non-conveniens.

 (Signature page follows)

Utilimaster Holdings, Inc.	John A. Forbes

/s/ Hugh Ogren	/s/ John A. Forbes
Hugh Ogren	John A. Forbes
VP, Human Resources	Dated: May 7, 2009

Dated: May 7, 2009

Utilimaster Corporation

/s/ Hugh Ogren
Hugh Ogren
VP, Human Resources

Dated: May 7, 2009